EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

CENTRAL CITY CONSOLIDATED MINING CORP., a Colorado corporation

HUNTER GOLD MINING INC., a Colorado corporation,

HUNTER GOLD MINING CORP., a British Columbia corporation,

GEORGE OTTEN, a resident of Colorado

and

WITS BASIN PRECIOUS MINERALS INC., a Minnesota corporation

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8.6	Opinion of Sellers’ Counsel	17
8.7	Title Evidence; Title Policy	17
8.8	Receipt of Other Seller Deliveries.	17
8.9	Absence of Changes	17
8.10	Assignment	17
ARTICLE 9 CONDITIONS PRECEDENT TO THE SELLERS’ AND COVENANTORS’ OBLIGATIONS		18
9.1	Representations and Warranties	18
9.2	Absence of Litigation	18
9.3	Consents and Approvals	18
9.4	Opinion of Purchaser’s Counsel	18
9.5	Receipt of Other Closing Deliveries	18
ARTICLE 10 CLOSING DELIVERIES		18
10.1	Deliveries by Sellers	18
10.2	Deliveries by Purchaser	18
ARTICLE 11 TERMINATION BEFORE CLOSING		19
ARTICLE 12 INDEMNIFICATION		19
12.1	Indemnification by Sellers	19
12.2	Definition of “Damages”. .	19
12.3	Limitation of Liability of Sellers and Covenantors	19
12.4	Indemnification by Purchaser	19
12.5	Claims Period	20
12.6	Payment of Indemnification Claim	20
12.7	Exclusive Remedy	20
ARTICLE 13 GENERAL PROVISIONS		21
13.1	No Publicity	21
13.2	Knowledge Convention	21
13.3	Reservation of Rights	21
13.4	Further Acts and Assurances	21
13.5	Notices	21
13.6	Governing Law	23
13.7	Construction	23
13.8	Dispute Resolution	23
13.9	No Reliance	24
13.10	Saturdays, Sundays and Legal Holidays	24
13.11	Binding Agreement	24
13.12	Headings	24
13.13	Modification and Waiver	24
13.14	Severability	24
13.15	Access to Records	24
13.16	Discretion.	25
13.17	Counterparts; Facsimile Signatures	25
13.18	Entire Agreement	25

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 20th day of September, 2006, by and among Wits Basin Precious Minerals Inc., a corporation organized under the laws of the State of Minnesota (the “Purchaser”), Central City Mining Corp., a corporation organized under the laws of the State of Colorado and George Otten, a resident of Colorado, (collectively, the “Sellers” and each individually as a“Seller”), and Hunter Gold Mining Corp., a corporation organized under the laws of the Province of British Columbia, Canada, Hunter Gold Mining Inc, a corporation organized under the laws of the state of Colorado (collectively the “Covenantors” and each a “Covenantor”).

INTRODUCTION

A. Sellers and the Covenantors collectively own or control, among other things, certain real estate and mining claims commonly known as the “Bates-Hunter Mine and the Golden Gilpin Mill”, and associated real and personal property assets, including, but not limited to, a dewatering plant, mining properties, claims, permits and all ancillary equipment, as then same are held and may be replaced or improved from time to time, including further, all assets as set forth in that certain report by Steven A. Tedesco dated March, 1997, which includes operations conducted at the facilities identified on or about any of the foregoing or as may be listed on Schedule 1.1(a) to this Agreement (the “Assets”).

B. Sellers and the Covenantors collectively also hold certain permit and contract rights relating to the Assets, certain liabilities pursuant to that certain one percent net smelter return royalty payable to the Goldrush Casino and Mining Corporation, which is limited to a maximum of US $1,500,000 for the life of said royalty agreement, as set forth on Schedule A-2 of this Agreement (the “Royalty Contract”), upon the terms and conditions set forth in Article 2 of this Agreement, which were also intended by Sellers to be transferred with the Assets, pursuant to the Letter Option, as defined below.

C. Sellers and/or the Covenantors together have previously entered into a letter agreement dated December 2, 2003, whereby Covenantors (on behalf of themselves and/or Sellers) had granted an option to Ken Swaisland (“Swaisland”), whereby Swaisland had the right to purchase the Assets under the terms and conditions contained therein (the “Swaisland Option”), which option was subsequently amended by those certain letter amendments dated January 14, 2004 and August 4, 2004, which option was assigned to Cardinal Minerals, Inc., by assignment dated January 26, 2004, which assignment was later terminated and cancelled in its entirety by Swaisland dated on or about June 22, 2004, and which option, as amended, was purportedly assigned to Purchaser by Swaisland by assignment dated August 12, 2004, notwithstanding that the Swaisland Option had already expired as of that date. However, the Purchaser, Sellers and Covenantors have entered into a separate option agreement in letter form in substantially the same terms as the Swaisland Option (as amended), which option agreement was further amended by Letter Amendments dated October 26, 2004, December 8, 2004, January 11, 2005, and January 20, 2005 (as so amended, the “Letter Option”).

D. Purchaser, Sellers and Covenantors desire to extend and restate the Letter Option, and to purchase and sell the Purchased Assets as hereafter defined upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and premises hereby made a part of this Agreement, and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Purchase and Sale of Assets

1.1  Purchased Assets. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, assign, transfer and deliver, and Purchaser hereby agrees to purchase and accept from Sellers, at and as of the Closing Date (as such term is defined below in Section 3.2(a)), all of Sellers’ right, title and interest in and to the following properties, assets and rights existing as of the date hereof (collectively, the “Purchased Assets”):

(a)  The Bates-Hunter Mine and the Golden Gilpin Mill and related real estate and real estate based mining claims (the “Acquired Real Property”);

(b)  water treatment plant;

(c)  surface real estate rights, as shown on the ownership list shown on the attached Schedule 1.1(c);

(d)  all mining claims as shown on the ownership list shown on the attached Schedule 1.1(c);

(e)  all mining permits and water rights;

(f)  all ancillary equipment used in any of the foregoing, to include all machinery, fixtures, furniture, equipment, materials, parts, supplies, tools and other tangible property owned or controlled by Seller and/or Covenantors, used in connection with the Purchased Assets and located on or about the Acquired Real Property (the “Purchased Equipment”) as set forth on the attached Schedule 1.1(f);

(g)  all rights under: (i) contracts relating to or creating rights with respect to the Purchased Assets, whether oral or written (the “Contracts”); and (ii) to the extent assignable, all other contracts and agreements, whether oral or written, used by Sellers and/or Covenantors in the operation of the Purchased Assets and set forth on Schedule 1.1(g)(the “Contracts”);

(h)  all permits, authorizations and licenses used by Sellers and/or Covenantors exclusively in the management or operation of the Purchased Assets;

(i)  all books, records, files and papers relating exclusively to the Purchased Assets created at any time prior to the Closing (as defined in Section 3.3(a) below)by Sellers and/or Covenantors , other than Sellers’ and Covenantors’ respective corporate minute books and related corporate records, and books, records, files and papers not otherwise relating exclusively to the Purchased Assets;

(j)  any and all other properties, assets and rights of Sellers and/or Covenantors which are used exclusively in the management or operation of the Purchased Assets not expressly described, listed or referred to in Section 1.2 below.

1.2  Excluded Assets. The following properties, assets and rights shall not be transferred to Purchaser and shall not be included within the definition of Purchased Assets (collectively, the “Excluded Assets”):

(a)  all cash, including but not limited to petty cash, money-market, checking, savings and similar type accounts, and cash equivalents of Sellers as of the Closing Date;

(b)  all of Sellers’ rights under contracts and agreements that do not constitute Contracts; and

(c)  all of Sellers’ corporate books and records and tax returns, and all rights of Sellers to any tax refunds, including tax refunds for periods prior to the Closing Date relating to the Purchased Assets.

Article 2
Assumption of Liabilities

Subject to the terms and conditions of this Agreement and contingent on the Closing occurring, Purchaser shall assume and agree to pay and perform the obligations of Sellers and Covenantors under the Contracts and the Royalty Contract arising after the Closing Date. Except as expressly provided herein, Purchaser shall not assume any other obligation or liability of Sellers or Covenantors that relates to or arises out of ownership or occupancy of the Purchased Assets or Sellers’ or Covenantors’ operations, including but not limited to Sellers’ and Covenantors’ respective operation of the Purchased Assets, prior to the Closing Date, whether absolute or contingent, known or unknown, contractual or otherwise, and specifically including but not limited to any accounts payable, debt, tax liabilities, employee-benefit or pension-plan liabilities, workers’ compensation liabilities, environmental liabilities, other legal liabilities, union or union-related liabilities, employment obligations or agreement, or any applicable change of control liabilities (collectively, the “Excluded Liabilities”).

Article 3
Letter Option

3.1  Letter Option. Sellers and Covenantors acknowledge, under the Letter Option, the Purchaser’s investment of the following sums and improvements to the Purchased Assets, including the Acquired Real Property in consideration of the grant of the option:

(a)  $315,000.00 aggregate cash payment, for “Phase I” of the Schedule A work program (as set forth in the O’Gorman Report work program as shown on Schedule 3.1(a) (the “Work Program”)), paid to Gregory Gold Producers Inc.

(b)  $300,000.00 cash payment paid to Gregory Gold Producers, Inc., on or about January 31, 2005.

(c)  $300,000.00 cash payment paid to Gregory Gold Producers, Inc., on or about May 30, 2006.

(d)  $265,000.00 cash payment paid to Gregory Gold Producers, Inc., on or about August 31, 2006.

(All amounts set forth in this Section 3.1, plus other due diligence costs expended by Purchaser, including but not limited to improvements to the assets, attorney’s fees, title and survey costs, environmental report fees and similar acquisition expenses which are in excess of $800,000, are referred to herein as the “Due Diligence Costs”)

The parties hereto specifically agree that, to the extent that any of the Work Program results in mineral assets and/or sludge by-products (the “Interim Assets”), the Seller hereby specifically conveys to Purchaser full title to and authority to sell such Interim Assets in any manner that Purchaser shall deem to be reasonable, and Purchaser shall be entitled to retain all income from such sale(s) including any amount by which such income exceeds such amounts paid by Purchaser.

3.2  Purchase Price. In the event that Purchaser elects to proceed to closing, as and for the purchase price of the Purchased Assets, Purchaser agrees to pay and Sellers agree to accept the sum of Six Million Seven Hundred Fifty Thousand Canadian Dollars ($6,750,000.00 CDN) plus Three Million Six Hundred Twenty Thousand (3,620,000) unregistered and restricted shares of the .01 par value common capital stock of Purchaser payable as set out in Section 3.3 hereof (the “Purchase Price”).

3.3  The Closing; Payment of Purchase Price.

(a)  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of Closing documents by Sellers and Purchaser on November 30, 2006, or on such other date mutually agreeable to Purchaser and Sellers (“Closing Date”). The Closing will be effective as of the close of business on November 30, 2006.

(b)  Subject to the terms and conditions set forth in this Agreement, the parties agree to consummate, on the Closing Date, the transactions described below.

(i)  Sellers will assign and transfer to Purchaser good, valid and marketable title in and to the Purchased Assets, free and clear of all Liens (as defined in Section 4.4(a) below) by delivering to Purchaser (A) a bill of sale and assignment in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), and (B) warranty deeds in substantially the form attached as Exhibit B (the “Deeds”).

(ii)  Purchaser shall deliver to Sellers (or Sellers’ nominee) (i) the sum of Two Hundred Fifty Thousand Canadian Dollars ($250,000.00 CDN), (ii) a note payable to Sellers (or Sellers’ nominee) in the original principal amount of Six Million Five Hundred Thousand Canadian Dollars ($6,500,000.00 CDN) in the form of Exhibit C hereto and hereby made a part hereof (“Note”), (iii) a deed of trust in the form of Exhibit D hereto and hereby made a part hereof with George Otten (or other Sellers’ nominee) as the trustee for the Sellers securing the Note (the “Deed of Trust”), and (iv) Three Million Six Hundred Twenty Thousand (3,620,000) shares of the unregistered and restricted .01 par value common capital stock of the Purchaser.

(iii)  Each of the parties shall deliver the documents required to be delivered to the other party or parties hereunder.

(iv)  Each Seller shall deliver to Purchaser an Escrow Agreement in the form of Exhibit E hereto (the “Escrow Agreement”) and a Representation and Stock Restriction Agreement in the form of Exhibit F hereto (the “Representation and Stock Restriction Agreement”).

3.4  Intentionally deleted.

3.5  Intentionally deleted.

3.6  Method of Payment. Any cash amounts payable hereunder shall be paid by wire transfer of immediately available funds to an account designated by the intended recipient or as otherwise indicated.

3.7  Intentionally deleted.

3.8  Allocation of Purchase Price. Each party hereto agrees to report to the Internal Revenue Service such information concerning the allocation of Purchase Price as may be required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Each party agrees that it will adopt and utilize such agreed values for purposes of completing and filing Form 8594 for federal income tax purposes. No party hereto will voluntarily take any position inconsistent therewith upon examination of its respective federal tax return, in any claim, in any litigation or otherwise with respect to such tax return. The specific allocation of the Purchase Price shall be as set forth below (the “Allocation Schedule”).

$_________________ land	$_________________ equipment
$_________________ buildings	$_________________ goodwill
$_________________ contract rights	$_________________ mining claims
$_________________ water rights	$_________________ mining permits

3.9  Sales and Use Taxes; Other Expenses.

(a)  Notwithstanding anything in this Agreement to the contrary, Sellers shall pay the cost of all state and local sales and use taxes, if any, transfer taxes and documentary stamp taxes associated with the sale and conveyance of the Purchased Assets pursuant to this Agreement.

(b)  On or prior to the Closing, Sellers shall pay the full amount of any assessments on the Acquired Real Property that have been levied for periods prior to or that are pending as of the Closing Date. State and local real and personal property taxes, including any utility, water and sewer charges at the Acquired Real Property, shall be prorated between Sellers and Purchaser as of the Closing Date on the basis of the tax bills payable during the year of the Closing or, as applicable, utility bills for the period including the Closing Date. Purchaser shall pay the full amount of such taxes and utility charges upon receipt of any such bills for charges incurred for periods after the Closing Date, and Sellers, within fifteen (15) days of notice from Purchaser, shall reimburse Purchaser for the amount of Sellers’ pro rata share of such taxes and utility charges.

(c)  Except as otherwise expressly provided in this Agreement, Sellers, Covenantors and Purchaser shall each pay their own respective costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including any finder’s fees, brokerage, legal, tax, and advisory fees and expenses, or other commission arising by reason of any services rendered or alleged to have been rendered to such party in connection with this Agreement or the transactions contemplated by this Agreement.

Article 4
Representations and Warranties of the Sellers and the Covenantors

To induce Purchaser to enter into this Agreement, Sellers hereby jointly and severally represent and warrant to Purchaser as indicated below. In addition, Covenantors jointly and severally (as between themselves, but only severally with the Sellers) hereby make those representations and warranties to the Purchaser as indicated below.

4.1  Organization and Good Standing.

4.1.1 Central City Mining Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Central City Mining Corp. has the requisite power to own, operate, use and/or lease the Purchased Assets, as applicable, and to conduct the operations of the Purchased Assets as presently being conducted by it and/or by the Covenantors, including any and all permits required by any public authority for such operations such as permits, or regulatory authorizations. Central City Mining Corp. is qualified or otherwise authorized to transact business as a foreign corporation in the state of Colorado.

4.1.2 The Covenantors are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Covenantors each have the requisite power to own, control, operate, use and/or lease the Purchased Assets, as applicable, and to conduct the operations of the Purchased Assets to the extent presently being conducted by it, including any and all permits required by any public authority for such operations such as permits, or regulatory authorizations. Hunter Gold Mining Corp. is qualified or otherwise authorized to transact business in the state of Colorado.

4.1.3 George Otten has the requisite power to own, operate, use and/or lease the Purchased Assets, as applicable, and to conduct the operations of the Purchased Assets as presently being conducted, including any and all permits required by any public authority for such operations such as permits, or regulatory authorizations.

4.2  Authority; Binding Obligation. Each corporate Seller and Covenantor has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. Each corporate Seller’s and Covenantor’s execution and delivery of this Agreement, and performance of its covenants and agreements hereunder, have been duly authorized by all necessary corporate action of each such corporate Seller and Covenantor. This Agreement has been duly executed and delivered by each Seller and Covenantor, and constitutes a valid and binding obligation of each Seller and Covenantor, and is enforceable against each Seller and Covenantor in accordance with its terms.

4.3  No Conflict.

(a)  Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated by this Agreement (such transactions are collectively referred to hereinafter as the “Contemplated Transactions”) will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of or default under any provision of any corporate Seller’s or Covenantor’s articles or certificate of incorporation or bylaws, or any resolution adopted by the board of directors or shareholders of any corporate Seller or Covenantor; (ii) contravene, conflict with or result in a violation of or default under, or give any Governmental Body (as defined below) or other Person (as defined below) the right to challenge any of the Contemplated Transactions or exercise any remedy or obtain any relief under, any federal, state or local law, regulation, ordinance or administrative order or any judgment or decree to which any Seller, Covenantor and/or the Purchased Assets are subject; (iii) contravene, conflict with or result in a violation or breach of or default under any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any contract or other arrangement to which any Seller or Covenantor is a party or by which any Seller or Covenantor is bound; or (iv) result in the creation of any Lien of any kind or nature upon any of the Purchased Assets. No Seller or Covenantor is required to give any notice to or obtain any consent from any Person in order for Sellers and Covenantors to consummate the Contemplated Transactions, other than the approval of their respective shareholders by special resolution.

(b)  For purposes of this Agreement, the definitions set forth below shall apply.

(i)  The term “Governmental Body” means any (i) nation, state, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, provincial, local, municipal, foreign or other government; (iii) governmental or quasi-governmental agency, branch, department, official or entity and any court or other tribunal; (iv) multi-national organization or body; or (v) any other body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(ii)  The term “Person” means any individual, partnership, corporation, limited liability company, association, joint-stock company, trust, joint venture, unincorporated organization or association or a Governmental Body (or any department, agency or political subdivision thereof).

(iii) The term “Material Adverse Effect” means an effect which could reasonably be expected to be materially adverse to the operating results, business conditions or prospects of the Purchased Assets.

4.4  Title, Sufficiency and Condition of Assets.

(a)  On or before Closing, Sellers will have good and marketable title to each asset constituting the Purchased Assets, free and clear of any security interest, mortgage, pledge, lien, charge, encumbrance, right of way, easement or adverse claim of any kind or nature except for Liens (i) that will be terminated by Sellers prior to the Closing, and (ii) rights of way, easements and other restrictions of record affecting the Acquired Real Property that are reflected on the Exception Documents (as defined in Section 6.3(c) (collectively, “Liens”). To the extent that Sellers do not presently have good, valid and marketable to any asset constituting the Purchased Assets, Sellers shall diligently take such actions as may be necessary and/or advisable to acquire such title prior to the Closing Date. On the Closing Date, Sellers will transfer to Purchaser good, valid and marketable title to each asset constituting the Purchased Assets, free and clear of all Liens.

(b)  Except as otherwise expressly represented in this Asset Purchase Agreement, Sellers make no representations as to the condition and repair of the Purchased Assets and Purchased Assets are being sold to the Purchaser strictly on an “As Is, Where Is” basis. Purchaser acknowledges that it has had full and ample opportunity to inspect the Purchased Assets and to determine the suitability thereof for the Purchaser’s purposes..

4.5  Acquired Real Property.

Sellers and Covenantors represent and warrant as follows:

(a)  Schedule 1.1(a) contains a description of all real property owned or controlled by Sellers and Covenantors and used in the management or operation of the Purchased Assets;

(b)  On or before Closing, Sellers will have good, valid, marketable, indefeasible, fee simple title to all of the Purchased Assets including, without limitation, the Acquired Real Property;

(c)  Sellers have access to public roads or valid perpetual easements over private streets or private property for ingress to and egress from the Acquired Real Property;

(d)  Except as reflected on the Surveys, none of the structures or improvements on the Acquired Real Property encroaches upon real property of another person, and no structure or improvement of any other person substantially encroaches upon any of the Acquired Real Property, except for such encroachments that would not have, individually or in the aggregate, a material adverse effect on the value or present use of the Acquired Real Property;

(e)  The Acquired Real Property is not subject to any Liens, other than Liens for current taxes not yet due, Liens to be discharged at Closing, and rights of way, easements and other restrictions of record that do not have a Material Adverse Effect and are reflected on the Exception Documents;

(f)  Sellers and Covenantors have received no notice of actual or threatened special assessments or reassessments of the Acquired Real Property.

(g)  Except as necessary to acquire good, valid and marketable title prior to the Closing Date, Sellers and Covenantors have not entered into any other contracts for the sale of the Purchased Assets, nor are there any contracts for sale, rights of first refusal, rights of first offer or options to purchase the Purchased Assets, or any other rights of others that might prevent the consummation of the transactions contemplated by this Agreement.

(h)  Sellers and Covenantors are not in default concerning any of their obligations or liabilities regarding the Purchased Assets.

(i)  No Seller is a “foreign person”, “foreign partnership”, “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Code.

(j)  There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of any Seller or Covenantor, threatened by any governmental department or agency, or any corporation, partnership, entity or person, which in any manner or to any extent may affect: (i) the Acquired Real Property, (ii) Sellers’ right, title and interest in and to any part or all of the Acquired Real Property, or (iii) Sellers’ ability to vest in Purchaser a fee simple ownership interest in the Purchased Assets, including the Acquired Real Property, free and clear of any and all liens (other than liens for current taxes not yet due), claims, encumbrances and rights of redemption.

(k)  Except as reflected in the Surveys, and except for the site within the Acquired Real Property on which the mill and related structures are located, the Acquired Real Property is not in a designated wetland, flood plain or flood insurance area.

(l)  As at the Closing, there will be no other matters affecting the Acquired Real Property or, to the knowledge of any Seller or Covenantor, threatened which might reasonably be expected to have a Material Adverse Effect on the value, marketability or present use of the Acquired Real Property.

4.6  Environmental Matters.

(a)  As used in this Section 4.6, the following terms shall have the following meanings:

(i)  “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance regulated by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance. For purposes of this representation in Section 4.6 only and for no other purpose in this document, the definition of Hazardous Materials shall (i) only apply to laws, statutes, codes, ordinances, regulations, rules or other requirements in effect as of the date of the Closing and (ii) not include any soaps or fatty acids used during the pilot production tests carried out by the Sellers and/or Covenantors during their respective ownership and/or control of the Real Property.

(ii)  “Environmental Laws” means all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials). For purposes of this representation in Section 4.6 only and for no other purpose in this document, the definition of Environmental Laws shall only apply to laws, statutes, codes, ordinances, regulations, rules or other requirements in effect as of the date of the Closing.

(iii)  “Release” shall mean the spilling, leaking, disposing (including without limitation the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material), discharging, emitting, depositing, ejecting, leaching, escaping, dumping, pumping, or any other release, however defined, whether intentional or unintentional, of any Hazardous Material. Release shall not include disposal of Hazardous Materials in compliance with Environmental Laws.

(b)  To the best of the knowledge of each Seller and each Covenantor, and except as has been disclosed to Purchaser, the Real Property is in material compliance with all applicable Environmental Laws.

(c)  To the best of the knowledge of each Seller and each Covenantor, Sellers and/or Covenantors have obtained and maintained in full force and effect all environmental permits, licenses, certificates of compliance, approvals and other authorizations (collectively, the “Environmental Permits”), including without limitation those set forth in Schedule 4.6, necessary to conduct mining operations on the Real Property, and has provided to Purchaser a copy of each such Environmental Permit. To the best of the knowledge of each Seller and each Covenantor, Sellers and Covenantors have conducted such operations in material compliance with all terms and conditions of the Environmental Permits. To the best of the knowledge of each Seller and each Covenantor, with respect to the Acquired Real Property and any mining operations thereon carried out by them, Sellers and Covenantors have filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(d)  To the best of the knowledge of each Seller and each Covenantor, (i) except in material compliance with all applicable laws, no materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released by Sellers and/or Covenantors on, under or about any part of the Acquired Real Property or at any other location which, at the time such materials were in the possession or control of the Sellers or the Covenantors (as the case may be) would have met the definition of Hazardous Materials , (ii) the Acquired Real Property and any improvements thereon, contain no asbestos, urea formaldehyde, or polychlorinated biphenyls (PCBs), and (iii) no aboveground or underground storage tanks which now or formerly held any materials which, at the time they were in the possession or control of the Sellers or Covenantors, would have met the definition of Hazardous Materials are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled.

(e)  No Seller or Covenantor has received written notice, and except has been disclosed to Purchaser, no Seller has knowledge of any threatened notice, alleging in any manner that any Seller or Covenantor might be potentially responsible for any Release of Hazardous Materials which is alleged to have occurred during the ownership or control of the Real Property (or any portion thereof) by the Sellers or the Covenantors respectively, or any costs arising under Environmental Laws with respect thereto.

(f)  To the best of the knowledge of each Seller and each Covenantor, and except has been disclosed to Purchaser, no portion of the Real Property is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites or equivalent state list or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency. Purchaser acknowledges that the Sellers and Covenantors have disclosed that the entire region in which the Real Property is situate has been placed upon the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites.

(g)  Sellers have disclosed and delivered to Purchaser all environmental reports which Sellers and/or Covenantors have obtained or ordered with respect to the Real Property.

(h)  Excluding the tailings, the tailings ponds and any other portion of the Real Property from which mined material was taken or onto which mined material was placed, to the best of the knowledge of each Seller and each Covenantor, no part of the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for materials which, at the time they were in the possession or control of the Sellers or Covenantors, would have met the definition of Hazardous Materials, or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products, except in connection with the storage, handling and use of Hazardous Materials and petroleum products in the routine and ordinary conduct of operations on the Acquired Real Property and in compliance with applicable Environmental Laws. Neither the Sellers nor the Covenantors make any representations concerning any materials which were mined, processed or otherwise deposited on the Real Property prior to the time when the Sellers and/or the Covenantors (as the case may be) owned and controlled the Real Property, nor do the Sellers or Covenantors make any representation in respect of any activities carried out at the request and/or direction of, or under the supervision of, the Purchaser or its affiliates.

(i)  To the best of the knowledge of each Seller and each Covenantor, no lien has been attached or filed against any of the Purchased Assets in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

(j)  No Seller or Covenantor has used perchloroethylene (tetrachloroethylene) on the Real Property, and knows of no past use of such substances on the Real Property and knows of no incident(s) where such substances may have been entered upon or disposed of on the Real Property.

4.7  Restrictive Covenants. Except as between the Sellers and the Covenantors, no Seller is a party to any written contract, license agreement or other restriction which limits the scope of the sale or use of the Purchased Assets, and any such agreement between the Sellers and the Covenantors shall not impede the Sellers’ ability to vest good, valid and marketable title to the Purchased Assets in the Purchaser on the Closing Date.

4.8  Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Sellers in connection with the negotiation or consummation of this Agreement or the Contemplated Transactions.

4.9  Disclosure. No representation or warranty of any Seller or Covenantor contained in this Agreement, any Schedules, any exhibit hereto or in any statement, certificate, instrument of transfer or conveyance or other document furnished to Purchaser pursuant to this Agreement, or otherwise in connection with the Contemplated Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

Article 5
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers as follows:

5.1  Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

5.2  Authority; Binding Obligation. Purchaser’s execution and delivery of this Agreement including, without limitation, the Note and the Deed of Trust, and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement including, without limitation, the Note and the Deed of Trust, have been duly executed and delivered by Purchaser and each constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5.3  Compliance with Other Instruments. Purchaser’s execution and delivery of this Agreement will not (a) conflict with or result in any violation of Purchaser’s articles of incorporation or bylaws or (b) conflict with or result in a breach of any judgment, decree, law or order applicable to Purchaser.

5.4  Litigation. There are no Proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser which could, individually or in the aggregate, adversely affect Purchaser’s ability to perform its obligations under this Agreement.

5.5  Consents. There are no consents, approvals or other authorizations of, orders or notifications of, registrations, declarations or filings with, any Person, which are required in connection with the valid execution, delivery or performance of this Agreement by Purchaser and the consummation by Purchaser of the Contemplated Transactions.

5.6  Court Orders, Decrees and Laws. To Purchaser’s knowledge, Purchaser has not violated or failed to comply with any statute, law, ordinance or regulation of any Governmental Body in the conduct of Purchaser’s business which could, individually or in the aggregate, adversely affect Purchaser’s ability to perform its obligations under this Agreement. Purchaser is not in default with respect to any judgment, order or decree of any court or any Governmental Body which could, individually or in the aggregate, adversely affect Purchaser’s ability to perform its obligations under this Agreement.

5.7  Shares Duly and Validly Issued. The 3,620,000 shares of .01 par value common capital stock of the Purchaser constituting a portion of the Purchase Price shall have been duly and validly issued as fully paid and non-assessable, and in accordance with all applicable securities laws, as of the Closing Date.

Article 6
Covenants

Sellers and Covenantors, covenant and agree with Purchaser (other than in respect of Section 6.7 only), and Purchaser covenants and agrees with Sellers (other than in respect of Sections 6.1 and 6.2 only) as follows:

6.1  Access and Information. Sellers and Covenantors shall permit Purchaser and Purchaser’s counsel, accountants and other representatives full access, upon reasonable notice during normal business hours, to all the properties, assets, books, records, agreements, commitments and other documents of Sellers and Covenantors concerning the mining operations on the Acquired Real Property or the Purchased Assets; provided, however, that such access shall not unreasonably interfere with the mining operations on the Acquired Real Property. Sellers shall furnish to Purchaser and its representatives all available information with respect to the Purchased Assets as Purchaser may reasonably request. Purchaser’s due diligence investigation shall include, without limitation, a review of physical assets, corporate services, financial records, customer records and supplier records. All access shall be accomplished in a manner that will provide for confidentiality, as requested by Sellers and/or Covenantors.

6.2  Confidentiality.

(a)  For a period of 4 years from and after the Closing Date, no Seller or Covenantor shall disclose any confidential information to any Person except Purchaser, which confidential information relates to the Acquired Real Property or the Purchased Assets, including without limitation the profitability or findings from mining activity, but excluding information that is or becomes generally known to the public through no fault of any Seller or Covenantor. If notwithstanding this provision, any of such confidential information is required to be disclosed by applicable law or legal process, Sellers and/or Covenantors (as the case may be) will give Purchaser prompt notice of such requirement and, if requested, will assist Purchaser, at Purchaser’s expense, in seeking a protective order or other measures to preserve the confidentiality of such confidential information insofar as possible.

(b)  Because the breach or anticipated breach of the confidentiality provisions set forth in this Section 6.2 could result in immediate and irreparable harm and injury to Purchaser, for which it will not have an adequate remedy at law, Sellers and Covenantors each hereby agree that Purchaser shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Purchaser may be entitled.

6.3  Real Property. Purchaser shall, at Purchaser’s expense, obtain prior to the Closing the following with the cooperation of Sellers as may be necessary:

(a)  Abstracts. Updated abstracts, if applicable, for each Acquired Real Property parcel, dated subsequent to the date hereof (the “Abstracts”).

(b)  Title Insurance Commitment. A commitment for an ALTA Owner’s (1970 Form B or the most recent revision thereof) policy of title insurance for each parcel of the Acquired Real Property, dated subsequent to the date hereof, which shall be issued by Commonwealth Land Title Insurance Company or another reputable national title insurance company reasonably acceptable to Purchaser (the “Commitment”). The Commitment shall show all exceptions to title including, but not limited to, all covenants, conditions, restrictions, reservations, easements, rights and rights-of-way, liens and other matters of record, and shall include proper searches for bankruptcies, judgments and State and Federal tax liens affecting the Acquired Real Property or Seller.

(c)  Exception Documents. Complete and legible copies of all documents or instruments which are listed in the Commitment as affecting the Acquired Real Property (the “Exception Documents”).

(d)  Survey. An as-built ALTA survey of each parcel of the Acquired Real Property dated subsequent to the date hereof (the “Survey” and together with the Abstracts, the Commitment and the Exception Documents collectively referred to herein as the “Title Evidence”).

(e)  Related Documents. True, complete and correct copies shall be provided to Purchaser of all documents, materials and information in the possession or control of Sellers and/or Covenantors pertaining to the Acquired Real Property, including documents related to the presence, or suspected presence, of toxic or hazardous materials and/or underground storage tanks. These materials shall include, without limitation any and all maps, surveys, plans, specifications, drawings, assessments, reports, studies, tests, investigations, contracts, agreements and conditions of approval.

At the Closing, Purchaser shall receive, at Purchaser’s cost and expense, a title policy for the Acquired Real Property (the “Title Policy”) or a suitably marked up Commitment (the “Marked-Up Commitment”) signed by the title company undertaking to issue such Title Policy with coverage limits as determined by Purchaser showing Sellers in fee title to the Acquired Real Property, subject only to such exceptions as Purchaser shall reasonably accept with: (i) extended coverage and all general or standard exceptions (including exceptions for parties in possession, unrecorded instruments, survey matters and mechanics liens) deleted, (ii) a zoning endorsement (ALTA Form 3.1) insuring that the present use of the Acquired Real Property complies with applicable zoning laws, (iii) a survey accuracy endorsement, (iv) a location endorsement, (v) a specific access endorsement, and (vi) an endorsement to insure that the Acquired Real Property complies with all existing covenants, conditions, restrictions and easements of record and that the instruments creating any such matters do not contain any forfeiture of title or right of re-entry provisions, with all of such endorsements being in form and substance reasonably satisfactory to Purchaser.

6.4  General Discharge of Environmental Liabilities.

(a)  Each Seller and Covenantor shall indemnify and hold harmless Purchaser from, against and in respect of, any and all Environmental Liabilities (as defined in this Section 6.4) related to activities that precede January 15, 2005 and which are related in any manner to the Real Property, including without limitation Environmental Liabilities, if any, related to the conditions set forth in the reports resulting from the Phase I environmental assessment and/or Phase II environmental testing performed by Purchaser, but only where the Seller or a Covenantor had actual knowledge (of the type contemplated by Section 13.2 hereof) of the facts or circumstances giving rise to such Environmental Liabilities and failed to disclose such facts and circumstances to the Purchasers.

(b)  If Purchaser believes that it is entitled to indemnification pursuant to Section 6.4(g), Purchaser shall give Sellers written notice (pursuant to the notice provisions of Section 13.5 of this Agreement) of such environmental indemnification claim within thirty (30) business days from the date Purchaser first becomes aware of such claim. Any such notice shall set forth in reasonable detail and, to the extent then known, the basis for such claim for indemnification. The failure of Purchaser to give notice of any claim for indemnification within such thirty (30) business day period shall not adversely affect Purchaser’s right to indemnity hereunder unless all Sellers shall have been prejudiced by such delay, and in such event only to the extent Sellers have been prejudiced.

(c)  In response to a claim for indemnification made by Purchaser pursuant to Section 6.4(a), Sellers shall promptly deliver to Purchaser written notice acknowledging receipt of Purchaser’s notice of claim, and setting forth the time required and any further information needed for Sellers to investigate the claim. Sellers shall have a reasonable time to investigate the claim but shall proceed promptly with all due diligence. Purchaser agrees to cooperate with Sellers during such investigation. Upon completion of Sellers’ investigation, Sellers shall provide written notice (the “Seller Notice”) to Purchaser that:

(i)  subject to Section 6.4(d), Sellers acknowledge that Purchaser is entitled to indemnification, and Sellers will reimburse Purchaser for all loss, liability, expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses) incurred by Purchaser (the “Purchaser Environmental Losses”) arising from such Environmental Liability; or

(ii)  Sellers acknowledge that Purchaser is entitled to indemnification and Sellers promptly shall discharge such Environmental Liability or others, acting on behalf of Seller, shall promptly discharge the Environmental Liability in accordance with the requirements of Section 6.4(e); or

(iii)  Sellers object to such environmental indemnity claim; or

(iv)  Purchaser may proceed with discharging the Environmental Liability subject to a reservation of rights by Sellers to object to Purchaser’s environmental indemnity claim under the process set out in Section 6.4(f).

(d)  If Sellers elect to allow Purchaser to discharge an Environmental Liability under Section 6.4(c)(i), Purchaser shall take all steps reasonably and diligently necessary in the completion thereof and Sellers shall only be liable for those Purchaser Losses reasonably incurred by Purchaser pursuant to a proposal, work plan or other specifications approved in writing by Sellers in advance, which approval shall not be unreasonably withheld.

(e)  If Sellers elect to discharge an Environmental Liability under Section 6.4(c)(ii), Sellers shall take all steps reasonably and diligently necessary in the completion thereof, including reimbursement of Purchaser for such Purchaser Losses incurred by Purchaser for which Sellers are provided written substantiation in connection therewith by Purchaser.

(f)  If (i) Sellers acknowledge Purchaser’s right to indemnification under Section 6.4(c)(i) but objects to Purchaser’s proposal, work plan or other specifications provided pursuant to Section 6.4(d), (ii) Sellers object to such claim by giving Purchaser written notice of its objection under Section 6.4(c)(iii), or (iii) Sellers notify Purchaser of Seller’s reservation of rights under Section 6.4(c)(iv), then either Sellers or Purchaser may submit the claim to dispute resolution pursuant to Section 13.8 of this Agreement not later than 60 days after Purchaser’s receipt of the Seller Notice.

(g)  Purchaser will allow Sellers access to the Acquired Real Property, and will provide any other third parties such additional reasonable access as may be reasonably necessary to develop a work plan, proposal or other specifications in connection with the discharge of any Environmental Liability pursuant to this Agreement or to discharge an Environmental Liability, and Sellers will use their reasonable best efforts, and will use such reasonable best efforts to cause any third parties, not to interfere with the Purchaser’s operations thereon in connection with such development or performance. In the event Purchaser transfers any interest in the Real Property at any time while Sellers remain liable to perform remediation required pursuant to this Agreement with respect to such Real Property, Purchaser will ensure in the document governing the transfer of such interest(s) that Sellers or such other third parties continues to have such reasonable access as may be reasonably necessary to perform remediation required pursuant to this Agreement.

(h)  Sellers’ and Covenantors’ liability in respect of any Environmental Liability shall be limited in the manner provided in Section 12.3 hereof.

(i)  Purchaser shall indemnify and hold harmless each Seller and Covenantor from, against and in respect of any and all Environmental Liabilities (as defined in this Section 6.4) related to activities that take place on or after January 15, 2005 and which are related in any manner to the Real Property, including without limitation Environmental Liabilities, if any, related to the conditions set forth in the reports resulting from the Phase I environmental assessment and/or Phase II environmental testing performed by Purchaser. Where any Seller or Covenantor has a claim for indemnity under this Section 6.4(i), the provisions in Sections 6.4(b) and 6.4(c)(i) and (iii) shall apply, mutatis mutandis.

(j)  Definitions: As used in this Section 6.4

(i)  “Damages” shall have the meaning set forth in Section 12.2.

(ii)  “Environmental Law” shall have the meaning set forth in Section 4.6.

(iii)  “Environmental Liability” means any Liability of a Person arising under any Environmental Law.

(iv)  “Liabilities” means, with respect to any Person, any liabilities, obligations or Damages incurred by such Person whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated, or unliquidated, secured or unsecured, joint or several.

(v)  “Person” shall have the meaning set forth in Section 4.3(b)(ii).

6.5  Notification of Certain Matters. Between the date hereof and the Closing, Sellers and Convenators shall give prompt written notice to Purchaser of (i) the occurrence or failure to occur of any event which would be likely to cause a Material Adverse Effect, (ii) any material claims, actions, proceedings or investigations commenced or, to the knowledge of any Seller or Covenantor, threatened, involving or affecting any of the Purchased Assets and which would be likely to cause a Material Adverse Effect, and (iii) any material adverse change in the condition (financial or other), properties, assets, or liabilities of any Seller which taken as a whole, would be likely to cause a Material Adverse Effect; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the parties’ obligations under this Agreement.

6.6  Conditions. Each Seller, Covenantor and Purchaser shall take all commercially reasonable actions to cause the conditions set forth in Article 8 and Article 9 to be satisfied and to consummate the Contemplated Transactions.

6.7  Maintenance of Good Standing. During the period from the Closing Date until the due date of the last payment called for under the Note, Purchaser shall maintain itself in good standing under all applicable corporate laws.

Article 7
Agreement on Letter Option

The parties agree that (i) there has been no default or failure(s) to meet any of the obligations set forth in the Letter Option which are to be performed by Sellers, Covenantors or Purchaser and (ii) the expiry date set forth in the Letter Option shall be deemed to have been extended the earlier of the Closing Date or the date on which this Asset Purchase Agreement has been terminated in accordance with Article 11 hereof.

Article 8
Conditions Precedent to Purchaser’s Obligations

Purchaser’s obligations to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by Purchaser in advance:

8.1  Board Approval. Purchaser shall have received approval from its board of directors to enter into this Agreement and consummate the Contemplated Transactions.

8.2  Representations and Warranties. The representations and warranties of Sellers and Covenantors contained in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (except that any representation or warranty made as of a specified date other than the date hereof need only be true as of such date), and each Seller and Covenantor shall have delivered to Purchaser a certificate of each such Seller and Covenantor, as contemplated by Section 10.1, to such effect. Each Seller and Covenantor shall have duly performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed, complied with or satisfied by each Seller and/or Covenantor prior to or at the Closing and each Seller and Covenantor shall have delivered to Purchaser a certificate of each such Seller and Covenantor, as contemplated by Section 10.1, to such effect.

8.3  Absence of Litigation. No order, writ, injunction or decree which is binding on Purchaser or any Seller and which prohibits Purchaser and/or any Seller from consummating the Contemplated Transactions shall be in effect. No claim, action, suit or proceeding shall be pending or threatened against Purchaser, any Seller and/or the Purchased Assets which, if adversely determined, would prevent the consummation of the Contemplated Transactions or result in the payment of substantial damages as a result of such action and for which the other party is not willing to provide indemnification.

8.4  Permit Assignments. Purchaser shall have obtained the requisite assignments and/or additional permits permitting Purchaser to conduct operations at the Acquired Real Property.

8.5  Consents and Approvals. All governmental and regulatory approvals and consents of contracting parties, requisite or appropriate to the consummation of the Contemplated Transactions shall have been obtained (or all applicable waiting periods shall have expired), and such consents or approvals shall remain in full force and effect.

8.6  Opinion of Sellers’ Counsel. Purchaser shall have received from the Sellers’ legal counsel an opinion, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G (the “Sellers’ Counsel’s Legal Opinion”).

8.7  Title Evidence; Title Policy. Purchaser shall have received the Title Evidence and the Title Policy or Marked-Up Commitment for the Acquired Real Property, as contemplated by Section 6.3, and shall otherwise have received such documents necessary to establish the transfer to Purchaser by Seller of good and marketable title to each asset constituting the Purchased Assets, free and clear of liens and encumbrances of any kind or nature.

8.8  Receipt of Other Seller Deliveries. Purchaser shall have received from Seller, or such other applicable party, the other Seller Deliveries (as defined below) required to be delivered to Purchaser pursuant to Section 10.1 below.

8.9  Absence of Changes. From the date of this Agreement to and including the Closing Date, there will not have been: (i) any increase in Liens against the Purchased Assets; (ii) change in the condition (financial or other), properties, assets, or liabilities representing Assumed Liabilities, whether or not insured, which change would have a Material Adverse Effect; or (iii) any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Purchaser after the date hereof which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.10  Assignment. Purchaser reserves the right hereunder to assign its right(s) to one or more affiliated parties prior to closing, it being understood that Purchaser may create one or more new entities which may consummate the Contemplated Transactions.

Article 9
Conditions Precedent to the Sellers’ and Covenantors’ Obligations

Sellers’ and Covenantors’ obligations to consummate the Contemplated Transactions are subject to the satisfaction prior to or at the Closing of each of the following conditions, unless specifically waived in writing by Sellers or Covenantors (as the case may be) in advance:

9.1  Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (except that any such representation or warranty made as of a specified date other than the date hereof need only be true as of such date), and Purchaser shall have delivered to Sellers and Covenantors a certificate of an officer of Purchaser, as contemplated by Section 10.2, to such effect.

9.2  Absence of Litigation. No order, writ, injunction or decree which is binding on Purchaser, any Seller and/or any Covenantor and which prohibits Purchaser, any Seller and/or any Covenantor from consummating the Contemplated Transactions shall be in effect. No claim, action, suit or proceeding shall be pending or threatened against Purchaser, any Seller and/or any Covenantor which, if adversely determined, would prevent the consummation of the Contemplated Transactions or result in the payment of substantial damages as a result of such action and for which the other party is not willing to provide indemnification.

9.3  Consents and Approvals. All governmental and regulatory approvals and consents of contracting parties, requisite or appropriate to the consummation of the Contemplated Transactions shall have been obtained (or all applicable waiting periods shall have expired) and shall remain in full force and effect.

9.4  Opinion of Purchaser’s Counsel. Sellers shall have received from Maslon Edelman Borman & Brand, LLP, counsel to Purchaser, an opinion, dated as of the Closing Date, in substantially the form of Exhibit H (the “Purchaser Counsel’s Legal Opinion”).

9.5  Receipt of Other Closing Deliveries. Sellers shall have received from Purchaser, or such other applicable party, the Purchase Price in accordance with Section 3.2 and the other Purchaser Deliveries (as defined below) required to be delivered to Seller pursuant to Section 10.2 below.

Article 10
Closing Deliveries

10.1  Deliveries by Sellers. At the Closing, provided all conditions described in Article 9 have been satisfied, Sellers shall execute, or cause to be executed, and deliver to Purchaser the following (collectively, the “Seller Deliveries”): (a) the Bill of Sale; (b) the Deeds; (c) the Title Evidence; (d) Seller’s Counsel’s Legal Opinion; (e) the certificates required by Section 8.3; (f) such other instruments of conveyance reasonably requested by Purchaser; and (g) all documents necessary to establish the transfer to Purchaser by Seller of good and marketable title to each asset otherwise constituting the Purchased Assets, free and clear of liens and encumbrances of any kind or nature.

10.2  Deliveries by Purchaser. At the Closing, provided all conditions described in Article 8 have been satisfied, Purchaser shall deliver the Purchase Price in accordance with Section 3.2; and shall execute, or cause to be executed, and deliver to Seller the following (collectively, the “Purchaser Deliveries”): (a) Purchaser Counsel’s Legal Opinion; and (b) the certificates required by Section 9.1.

Article 11
Termination Before Closing

This Asset Purchase Agreement may be terminated at any time prior to the Closing: (a) by the mutual written consent of all parties hereto; (b) by Purchaser, if, prior to the Closing, any condition set forth herein for the benefit of Purchaser, respectively, is not met to Purchaser’s satisfaction or cannot be cured shall not have been timely met or waived by the Purchaser; or (c) by either Sellers or Purchaser if the Closing has not occurred on or prior to November 30, 2006, for any reason other than the delay or nonperformance of the party or parties seeking such termination. Termination of this Agreement pursuant to this Article 11 shall terminate all obligations of the parties hereunder, except for the obligations under Section 12.1, and such termination shall not constitute a waiver of any rights (including rights to indemnification under any agreement or covenant in this Agreement occurring prior to such termination) .

Article 12
Indemnification

12.1  Indemnification by Sellers. Subject to the terms of this Article 12, Sellers shall jointly and severally indemnify and hold Purchaser and each officer and director thereof (each a “Purchaser Indemnified Party”) harmless from, against and in respect of any and all Purchaser Losses in connection with any action, suit or proceeding brought against a Purchaser Indemnified Party) or Damages (as defined below) suffered or incurred by a Purchaser Indemnified Party by reason of:

(a)  any breach of a representation or warranty made by any Seller and contained herein;

(b)  any failure of any Seller to fulfill or perform any covenant, agreement or obligation of Seller contained herein;

(c)  Any Environmental Liabilities required to be discharged under Sections 6.4;

(d)  any Excluded Liability; or

(e)  Liability arising out of the ownership and/or control of the Purchased Assets by any Seller and/or Covenantor on or prior to January 15, 2005.

12.2  Definition of “Damages”. The term “Damages” as used in this Agreement means all actual damages suffered or incurred by a party entitled to indemnification under Article 12, including without limitation all compensatory damages.

12.3  Limitation of Liability of Sellers and Covenantors. Notwithstanding any other provision of this Asset Purchase Agreement, the maximum liability of the Sellers (including their successors) to the Purchaser hereunder shall be 100% of the cash and shares comprising the Purchase Price and actually received by the Sellers (or their nominee) from the Purchaser and the maximum liability of the Covenantors (including their successors) shall be 100% of the cash and shares comprising the Purchase Price and actually received by the Sellers (or their nominee) from the Purchaser.

12.4  Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless from, against and in respect of any and all loss, liability, expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding brought against a Seller) or Damages suffered or incurred by Sellers (the “Seller Losses”) by reason of:

(a)  any breach of a representation or warranty made by Purchaser and contained herein;

(b)  any failure of Purchaser to fulfill or perform any covenant, agreement or obligation of Purchaser contained herein;

(c)  any Assumed Liability; or

(d)  any Environmental Liability or other Liability arising out of activities taking place on or after January 21, 2005.

12.5  Claims Period. For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification must be asserted under this Agreement by an indemnified party, which period shall begin on the Closing Date and terminate as follows:

(a)  with respect to Purchaser Losses and Damages arising under Section 12.1(a) or 12.1(b), the Claims Period shall terminate two (2) years after the Closing Date; provided, however, that with respect to Purchaser Losses arising out of a breach the representations and warranties under Sections 4.5(b) and 4.7 hereof, or arising under Section 12.1(d) with respect to Excluded Liabilities, the Claims Period shall terminate four (4) years after the Closing Date;

(b)  with respect to Purchaser Losses and Damages arising under Section 12.1(c) or the failure of Sellers to fulfill or perform its covenants, agreements or obligations under Section 6.4 hereof, and, the Claims Period shall terminate on the last of (i) due date of the last payment called for under the Note, or (ii) four (4) years following the Closing Date;

(c)  with respect to Seller and/or Covenantor Losses and Damages arising under Section 12.4(a) or 12.4(b), the Claims Period shall terminate two (2) years after the Closing Date;

(d)  with respect to Seller Losses and Damages arising under Section 12.4(c), the Claims Period shall terminate four (4) years after the Closing Date;

(e)  with respect to Seller and/or Covenantor Losses and Damages arising under Section 12.4(d), the Claims Period shall terminate on the due date of the last payment called for under the Note.

Any claims for indemnification pursuant to this Article 12 must be made in writing by the indemnified party to the indemnifying party on or prior to the expiration of the applicable Claims Period. All claims for indemnification for which proper notification of the indemnifying party shall have been made by the indemnified party prior to the close of business on the last day of the applicable Claims Period shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

12.6  Payment of Indemnification Claim. With respect to Purchaser Losses and Damages payable hereunder, the Purchaser Indemnified Parties shall be entitled to assert their right to payment directly against each Seller.

12.7  Exclusive Remedy. After the Closing, the rights set forth in this Article 12 shall be each party’s sole and exclusive remedies against the other parties hereto for misrepresentation or breaches of covenants contained in this Agreement and any related documents. Notwithstanding the foregoing, nothing herein includes any limitation on its Claims Period contained in Section 12.4 hereof shall prevent any of the indemnified parties from bringing an action based upon allegations of fraud with respect to either party in connection with this Agreement and any related documents. In the event such fraud action is brought, the prevailing party’s attorney’s fees and costs shall be paid by the non-prevailing party.

Article 13
General Provisions

13.1  No Publicity. Sellers, Covenantors and Purchaser agree that they will not make any press releases or other announcements prior to or at the time of Closing with respect to the Contemplated Transactions, except as required by applicable law, without the prior approval of the other party, which approval will not be unreasonably withheld.

13.2  Knowledge Convention. Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” of a party hereto or words of similar intent, such statement shall be deemed to be made to the actual knowledge of the party, but without any representation that the party has made due or any inquiry of any individuals within the organization of any corporate Seller or Covenantor that would be reasonably likely to have information regarding the matter in question.

13.3  Reservation of Rights. Neither a party’s representations and warranties contained in this Agreement nor the party’s indemnification obligations set forth in this Agreement shall be affected by (a) any due diligence or other investigation conducted by another party, or (b) any knowledge on the part of another party or its agents or representatives of any circumstances resulting from such investigation or otherwise, including without limitation knowledge that one or more of such party’s representations or warranties might be untrue when made or become untrue on or prior to the Closing. Notwithstanding anything contained herein to the contrary, Purchaser represents that it does not have any knowledge that any of representations or warranties made by Sellers and/or Covenantors are untrue, or that any Environmental Liabilities or other Liabilities exist, prior to Closing, except as indicated in the certificate delivered at Closing pursuant to Section 9.1, for which indemnification will not be sought.

13.4  Further Acts and Assurances. Sellers and Covenantors shall, at any time and from time to time at and after the Closing, upon request of Purchaser and without additional consideration, take any and all steps reasonably necessary to place Purchaser in possession and operating control of the Purchased Assets, and Sellers and Covenantors will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transferring and confirming to Purchaser or for reducing to its possession, any or all of the Purchased Assets.

13.5  Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered by courier or by facsimile transmission, receipt confirmed, or sent by any express mail service, postage or fees prepaid, to

If to Purchaser:

Wits Basin Precious Minerals, Inc.
900 IDS Center
80 South 8th Street
Minneapolis, MN 55402-8773
Attention: Chief Executive Officer
Facsimile: (612) 395-5276

With a copy to:

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: William Mower, Esq.
Facsimile: (612) 642-8358

If to any Seller:

George E. Otten
11438 C.R. #19
Fort Lupton, CO 80621
Attention: George Otten
Facsimile: (970) 785-2538

With a copy to:

Attention:
Facsimile:

If to any Covenantor:

Hunter Gold Mining Corp.
P.O. Box 2460, Station “R”
Kelwona, British Columbia
Canada
Attention: Dell Balfour
Facsimile: (250) 765-4420

With a copy to:

Pushor Mitchell LLP
3rd Floor, 1665 Ellis Street
Kelowna, British Columbia Canada
V1W 4T7
Attention: E. Blair Forrest
Facsimile: (250) 762-9115

or at such other address or number for a party as shall be specified by like notice. Any notice that is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

13.6  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado without regard to its conflicts-of-law provisions.

13.7  Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision. All references in this Agreement to Article(s), Section(s), Schedule(s) or Exhibit(s) shall refer to Article(s), Section(s), Schedule(s) or Exhibit(s) of this Agreement.

13.8  Dispute Resolution. Any dispute among the parties hereto before the Closing may be resolved by application to any court of competent jurisdiction. Any dispute among the parties hereto arising on or after the Closing Date, shall be exclusively resolved in accordance with the arbitration provisions of this Section 13.8 set forth below:

(a)  The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other written notice that a dispute exists (a “Notice of Dispute”). The Notice of Dispute shall include a statement of such party’s position. Within twenty (20) business days of the delivery of the Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within forty-five (45) days of the disputing party’s Notice of Dispute, or if the parties fail to meet within twenty (20) days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

(b)  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) working days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

(c)  Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, or the Contemplated Transactions, if not settled by negotiation as provided above in Section 13.8(a), shall be settled by arbitration in Denver, Colorado in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three (3) arbitrators. Each party shall choose one arbitrator and the two arbitrators so chosen shall choose a third arbitrator who must be a retired judge of a state or federal court of the United States. The arbitrators shall be appointed as provided by CPR Rule 5, Selection of Arbitrators. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

(d)  Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrators; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the selection of the third arbitrator.

(e)  It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 13.8(e) shall not be a basis for challenging the award.

(f)  The arbitrators shall instruct the non-prevailing parties to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys’ fees and expenses of the prevailing parties. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

13.9  No Reliance. Except for the parties hereto and their assignees permitted under Section 13.11: (a) no third party is entitled to rely on any of the representations, warranties and agreements of a party contained in this Agreement; (b) the parties to this Agreement assume no liability to any third party because of any reliance on the representations, warranties and agreements of any of the parties contained in this Agreement; and (c) no other Person other than the parties to this Agreement shall acquire any legal or equitable rights or remedies under this Agreement.

13.10  Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

13.11  Binding Agreement. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as provided herein, without the prior written consent of the each other party, no party hereto may assign such party’s rights, duties or obligations hereunder or any part thereof to any other Person prior to Closing.

13.12  Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

13.13  Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party entitled to the benefit thereof, and any such waiver must be pursuant to written waiver signed by the party entitled to such benefits. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay or failure on the part of any party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.14  Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

13.15  Access to Records. For a period of six (6) years after the Closing Date, Sellers, Covnenators and their respective attorneys, accountants and representatives shall, upon reasonable advance notice to Purchaser during normal business hours and without disruption of the business of Purchaser, have reasonable access to all books, accounts, records, documents and information relating to the Purchased Assets for any periods prior to the Closing Date in the possession or custody of Purchaser (or Purchaser’s agents) for the purpose of examining and making copies of all or any portion of such properties relating to the notifying Seller or Covenantor. Purchaser agrees not to destroy such books, accounts, records, documents and information for a period of six (6) years after the Closing Date without giving the express prior written consent of the corporate Sellers and the corporate Covenantors.

13.16  Discretion. Whenever a party may take action under this Agreement in his, her or its “sole discretion,” “sole and absolute discretion” or “discretion,” or under a grant of similar authority or latitude, such Person shall be entitled to consider any factors and interests as it desires, including its own interests.

13.17  Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The parties hereby acknowledge and agree that for purposes of this Agreement, and all certificates, documents and other items to be delivered pursuant to the terms thereof, that facsimile signatures and other electronically delivered signatures shall be deemed acceptable to and binding upon each party hereto.

13.18  Entire Agreement. This Agreement and the Schedules and Exhibits hereto, together with the documents and instruments delivered pursuant hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto (other than those between and/or among any of the Sellers and/or Covenantors and to which the purchaser is not a party); provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement or any written agreement pertaining to another subject matter. No supplement, modification or waiver of the terms or conditions of this Agreement shall be binding unless executed in writing by authorized representatives of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered, all on and as of the date first written above.

PURCHASER:	SELLERS:

WITS BASIN PRECIOUS MINERALS INC. a Minnesota corporation	CENTRAL CITY CONSOLIDATED MINING CORP. a Colorado corporation

By: /s/ Stephen D. King Name: Stephen D. King Title: C.E.O.	By: /s/ George E. Otten Name: George E. Otten Title: President

GEORGE OTTEN a resident of Colorado

/s/ George E. Otten

COVENANTORS

HUNTER GOLD MINING CORP. a British Columbia corporation

By: /s/ George E. Otten Name: George E. Otten Title: President

HUNTER GOLD MINING INC. a Colorado corporation

By: /s/ George E. Otten Name: George E. Otten Title: President

SCHEDULES

Schedule A-2	Royalty Contract
Schedule 1.1(c)	Property List
Schedule 1.1(f)	Assets
Schedule 1.1(g)	Contracts
Schedule 3.1(a)	O’Gorman Report work program
Schedule 4.6(c)	Environmental Permits

EXHIBITS

Exhibit A	Bill of Sale and Assignment
Exhibit B	Warranty Deeds
Exhibit C	Note
Exhibit D	Deed of Trust
Exhibit E	Escrow Agreement
Exhibit F	Representation and Stock Restriction Agreement
Exhibit G	Sellers’ Counsel’s Legal Opinion
Exhibit H	Purchaser Counsel’s Legal Opinion